FOR IMMEDIATE RELEASE
March 10, 2003

Tellabs reorganizes its North American business,
names Edward Kennedy president–Tellabs Operations, Inc.

Naperville, Ill. – Tellabs Chairman and Chief Executive Officer Michael J. Birck today announced the company is reorganizing its North American business to strengthen relationships with customers, speed development of new products and improve profitability. Edward Kennedy, 48, who previously served as senior vice president-metro networking group, was named president-Tellabs Operations, Inc., and executive vice president of Tellabs, effective immediately. Kennedy will lead all aspects of North American operations, including sales, marketing, engineering, strategic planning, product planning and manufacturing.

“Tellabs’ reorganization is designed to deliver solutions that address our customers’ business needs and extend our leadership in the North American bandwidth management market,” Birck said. “With his unique blend of corporate and entrepreneurial telecom experience over more than 20 years, Ed Kennedy is the right leader to take Tellabs North America to the next level.”

Kennedy named his North American leadership team, which will report to him effective immediately:

  Gregory Nulty, 49, is named senior vice president-technology planning, and is responsible for technology and product direction. Nulty, who previously served as vice president-product line management, metro networking group, brings 25 years of telecom industry experience to his new role.
  Jeffery Schmitz, 39, is named senior vice president-product line management, and is responsible for all marketing and product management across all North American product lines. Schmitz previously served as vice president-product development, metro networking group.
  Stephen M. McCarthy, 49, is named senior vice president-operations, and is responsible for manufacturing, customer service and support in North America. McCarthy previously served as senior vice president-optical networking group.
  Robert Pullen, 40, is named senior vice president-sales, North America, and will continue to focus on strengthening relationships with customers. Throughout his 17 years with Tellabs, Pullen has worked directly with North American customers in engineering and sales roles.
  John C. Kohler, 50, is named senior vice president-engineering, and will lead the development of Tellabs’ optical and metro networking products. Kohler previously served as senior vice president-global business operations.

Kennedy will lead this team in developing and managing the implementation of Tellabs’ strategic plans and direction in North America. The reorganization of Tellabs’ North American operations parallels the company’s re-establishment in August 2002 of Tellabs International as a single entity, focused on strengthening the company’s international business.

Kennedy brings more than 20 years of industry experience to his new role. As Tellabs’ senior vice president-metro networking group, Kennedy led the development of the Tellabs® 6400 transport switch and the Tellabs® 5000 series of digital cross-connects. Before joining Tellabs, Kennedy was founder and chief executive officer of Ocular Networks, which Tellabs acquired in 2002. Kennedy directed international marketing and product introductions as vice president of marketing at Alcatel Data Networks, and held similar positions at Dynatech Communications and Newbridge Networks.

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs – most telephone calls and Internet sessions in several countries, including the United States, flow through the company’s equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; www.tellabs.com).

CONTACTS:
Jean Medina
+1.630.798.2509
jean.medina@tellabs.com
Robin Urbanski
+1.630.798.2508
robin.urbanski@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries. All other company names and products mentioned herein may be the property of their respective companies.